Exhibit 99.1

March 11, 2005 05:02 PM US Eastern Timezone

Gemstar-TV Guide Announces Management Departures

LOS ANGELES—(BUSINESS WIRE)—March 11, 2005-Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced today the departure of two operating executives, both effective immediately. Ian Aaron, president of the TV Guide Television Group, is leaving the company, and Doug Macrae, president of the TV Guide Consumer Electronics division, has announced his retirement.

Michael McKee, currently chief operating officer for the TV Guide Consumer Electronics Division, has been named acting head of that division, reporting to Mr. Battista. On an interim basis, Mr. Battista will oversee the TV Guide Television group, which includes TV Guide Channel and TV Guide Interactive.

The Company also announced that Gloria Dickey, executive vice president of administration, will be leaving the company.

“I appreciate the contributions that Doug, Ian and Gloria have made in helping grow the company over the past few years, and I wish them well in their future endeavors,” said Rich Battista, Gemstar-TV Guide CEO.

Mr. Battista, who has spent the past three months reviewing the company’s strategies and operations in detail, continued, “With these departures, I look forward to working closely with the management teams in each of our divisions to continue developing our businesses, addressing the challenges we face, while maximizing the many growth opportunities across the company.”

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (the “Company”), is a leading media, entertainment, and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our initiatives aimed at increasing advertising revenues at the TV Guide Channel; our investment in new and existing businesses, including our new magazine and our on-demand network; limitations on our ability to control certain join venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar(R), TV Guide(R), TV Guide Channel(R), and TV Guide Interactive(R) are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contacts

Gemstar-TV Guide International, Inc.

Analysts and Shareholders:

Robert L. Carl, 323-817-4600

or

Media:

Christine Levesque, 212-852-7585